EXHIBIT 99.1


                     RISK FACTORS AND CAUTIONARY STATEMENTS

When used in this Annual Report on Form 10-K and in future filings by the Company with the Commission, in the Company's press releases and in oral statements made with the approval of an authorized executive officer, the words or phrases "should result," "are expected to," "will continue," "will approximate," "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to certain risks and uncertainties, including those discussed below, that could cause actual results to differ materially from the Company's historical experience and its present expectations or projections. Caution should be taken not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The factors listed below could affect the Company's financial performance and could cause the Company's actual results for future periods to differ from any opinions or statements expressed with respect thereto. Such differences could be material and adverse.

The Company will not undertake and specifically declines any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances occurring after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. This Exhibit 99 statement supersedes and replaces the discussion in Item 5 of the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997.

Earnings Estimates. From time to time, the authorized representatives of the Company may make predictions or forecasts regarding the Company's future results, including estimated earnings or earnings from operations. Any forecast, including the Company's current statement that it expects to achieve at least 3 to 6 percent annual growth in revenues and 5 to 9 percent annual growth earnings in 1998, regarding the Company's future performance reflects various assumptions. These assumptions are subject to significant uncertainties and, as a matter of course, many of them will prove to be incorrect. Further, the achievement of any forecast depends on numerous factors (including those described in this discussion), many of which are beyond the Company's control. As a result, there can be no assurance that the Company's performance will be consistent with any management forecasts and the variation from such forecasts may be material and adverse. Investors are cautioned not to base their entire analysis of the Company's business and prospects upon isolated predictions, but instead are encouraged to utilize the entire available mix of historical and forward-looking information made available by the Company and other information affecting the Company and its products when evaluating the Company's prospective results of operations.

In addition, authorized representatives of the Company may occasionally comment on the perceived reasonableness of published reports by independent analysts regarding the Company's projected future performance. Such comments should not be interpreted as an endorsement or adoption of any given estimate or range of estimates or the assumptions and methodologies upon which such estimates are based. Generally speaking, the Company does not make public its own internal projections, budgets or estimates. Undue reliance should not be placed on any comments regarding the conformity, or lack thereof, of any independent estimates with the Company's own present expectations regarding its future results of operations.

The methodologies employed by the Company in arriving at its own internal projections and the approaches taken by independent analysts in making their estimates are likely different in many significant respects. Although the Company may presently perceive a given estimate to be reasonable, changes in the Company's business, market conditions or the general economic climate may have varying effects on the results obtained through the use of differing analyses and assumptions. The Company expressly disclaims any continuing responsibility to advise analysts or the public markets of its view regarding the current accuracy of the published estimates of outside analysts. Persons relying on such estimates should pursue their own independent investigation and analysis of their accuracy and the reasonableness of the assumptions on which they are based.

Sales of Businesses. The Company has a continuing intention to divest the remaining businesses comprising its Deluxe Direct segment. The possibility exists, however, that the Company will not identify a suitable, viable buyer or receive an acceptable price for the entities to be divested. A failure to identify an appropriate buyer and/or reach an acceptable purchase price could materially delay the anticipated sales and/or could result in further write-offs by the Company, some of which could be significant. In addition, delays in the execution of these sales could cause the Company to incur continued operating losses from the businesses sought to be divested or make unanticipated investments in those businesses. Any such delay would also postpone the receipt and use by the Company of the proceeds expected to be generated thereby.

Other Dispositions and Acquisitions. In connection with its ongoing restructuring, the Company may also consider divesting or discontinuing the operation of various business units and assets and the Company may undertake one or more significant acquisitions. Any such divestiture or discontinuance could result in write-offs by the Company, some or all of which could be significant. In addition, a significant acquisition could result in future earnings dilution for the Company's shareholders.

Effect of Financial Institution Consolidation. There is an ongoing trend towards increasing consolidation within the banking industry that has resulted in increased competition and pressure on check prices. This concentration greatly increases the importance to the Company of retaining its major customers and attracting significant additional customers in an increasingly competitive environment. Although the Company devotes considerable efforts towards the development of a competitively priced, high quality suite of products for the financial services and retail industries, there can be no assurance that significant customers will not be lost nor that any such loss can be counterbalanced through the addition of new customers or by expanded sales to the Company's remaining customers.

Raw Material Postage Costs and Delivery Costs. Increases in the price of paper and the cost of postage can adversely affect the profitability of the Company's printing and mail order businesses. Events such as the 1997 UPS strike can also adversely impact the Company's margins by imposing higher delivery costs. Competitive pressures and overall trends in the marketplace may have the effect of inhibiting the Company's ability to reflect increased costs of production in the retail prices of its products.

Timing and Amount of Anticipated Cost Reductions. With regard to the results of the Company's ongoing cost reduction efforts, there can be no assurance that the anticipated cost savings will be fully realized or will be achieved within the time periods expected. The implementation of the printing plant closures is, in large part, dependent upon the successful development of the software needed to streamline the check ordering process and redistribute the resultant order flow among the Company's remaining printing plants. Because of the complexities inherent in the development of software products as sophisticated as those needed to accomplish this task, there can be no assurance that unanticipated development or conversion delays will not occur or that the delays recently experienced by the Company in connection with such development and the conversion will not continue beyond the Company's current expectations. Any such occurrence (or the continuation of any such delay beyond current expectations) could adversely affect the planned consolidation of the Company's printing facilities and delay the realization or reduce the amount of the anticipated expense reductions.

In addition, the achievement of the expected level of cost savings is dependent upon the successful execution of a variety of other cost reduction strategies. These additional efforts include the consolidation of the Company's purchasing process, the disposition of unprofitable or low-margin businesses and other efforts. The optimum means of realizing many of these strategies is, in some cases, still being evaluated by the Company. Unexpected delays, complicating factors and other hindrances are common in these types of endeavors and can arise from a variety of sources, some of which are likely to have been unanticipated. A failure to timely achieve one or more of the Company's primary cost reduction objectives could materially reduce the benefit to the Company of its cost savings programs and strategies or substantially delay the full realization of their expected benefits.

Further, there can be no assurance that increased expenses attributable to other areas of the Company's operations or to increases in raw material, labor, equipment or other costs will not offset some or all of the savings expected to be achieved through the cost reduction efforts. Competitive pressures and other market factors may also require the Company to share the benefit of some or all of any savings with its customers or otherwise adversely affect the prices it receives or the market for its products. As a result, even if the expected cost reductions are fully achieved in a timely manner, such reductions are not likely to be fully reflected by commensurate gains in the Company's net income, cash position, dividend rate or the price of its Common Stock.

Competition. Although the Company believes it is the leading check printer in the United States, it faces considerable competition from other smaller companies in both its traditional marketing channel to financial institutions and from direct mail marketers of checks. From time to time, one or more of these competitors reduce the prices of their products in an attempt to gain market share. The corresponding pricing pressure placed on the Company has resulted in reduced profit margins in the past and there can be no assurance that similar pressures will not be exerted in the future.

Check printing is, and is expected to continue to be, an essential part of the Company's business and the principal source of its operating income for at least the next several years. A wide variety of alternative payment delivery systems, including credit cards, debit cards, smart cards, ATM machines, direct deposit and bill paying services, home banking applications and Internet-based retail services, are in various stages of maturity or development and additional systems will likely be introduced.

Although the Company expects that there will continue to be a substantial market for checks for the foreseeable future, the rate and the extent to which these alternative systems will achieve consumer acceptance and replace checks cannot be predicted. A surge in the popularity of any of these alternative payment methods could have a material, adverse effect on the demand for the Company's primary products and its account verification, payment protection and collection services. The creation of these alternative payment methodologies has also resulted in an increased interest in transaction processing as a source of revenue, which has led to increased competition for the Company's transaction processing businesses.

Seasonality. A significant portion of the revenues and earnings of the Company's Deluxe Direct segment is dependent upon its results of operations during the fourth quarter. As a result, the results reported for this division during the first three quarters of any given year are not necessarily indicative of those which may be expected for the entire year.

HCL Joint Venture. There can be no assurance that the software and transaction processing products and software development services proposed to be offered by the Company's joint venture with HCL Corporation of New Delhi, India will achieve market acceptance in either the United States or India. In addition, the Company has no operational experience in India and only limited international exposure to date. Operations in foreign countries are subject to numerous potential obstacles including, among other things, cultural differences, political unrest, export controls, governmental interference or regulation (both domestic and foreign), currency fluctuations, personnel issues and varying competitive conditions. There can be no assurance that one or more of these factors, or additional causes or influences, many of which are likely to have been unanticipated and beyond the ability of the Company to control, will not operate to inhibit the success of the venture. As a result, there can be no assurance that the HCL joint venture will generate significant revenues or profits or provide an adequate return on any investment by the Company.

Debit Bureau. The Company has recently announced an alliance with several entities that is intended to offer decision support tools for retailers and financial institutions that offer or accept direct debit-based products, such as checking accounts, ATM cards and debit cards. To date, this effort has primarily been directed towards the creation of the supporting data warehouse and research regarding the utility and value of the data available to the Company for use in this area. There can be no assurance that this effort will result in the introduction of a significant number of new products or the generation of incremental revenues in material amounts.

Year 2000. In 1996, the Company initiated a companywide program to prepare its computer systems and applications for the year 2000. During 1997, the Company identified the systems affected, determined a resolution strategy for each affected system, and began executing these resolution strategies. The Company expects either to modify or upgrade existing systems or replace some systems through other development projects. The Company expects to incur expenses of $17 million over the next two years, consisting of both internal staff costs and consulting expenses, as it continues to implement its resolution strategy.

Because of the nature of the Company's business, the year 2000 issue would, if it is not successfully resolved, pose a significant business risk for the Company. The Company presently believes that with the planned modifications to existing systems and the replacement of other systems, the year 2000 compliance issue will be resolved in a timely manner and will not pose significant operational problems for the Company, but the Company's ultimate success in this endeavor cannot be assured. Additionally, the Company has communicated with its suppliers and customers to determine their year 2000 readiness and the extent to which the Company is vulnerable to any third party year 2000 issues. However, there can be no assurances that the systems of other companies on which the Company's systems rely will be converted in a timely manner or in a manner that is compatible with the Company's systems. A failure by such a company to convert their systems in a timely manner or a conversion that renders such systems incompatible with those of the Company could have a material adverse effect on the Company.